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                                                                      EXHIBIT 12

                     AGL RESOURCES INC. AND SUBSIDIARIES
                    STATEMENT SETTING FORTH COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES

              For the Twelve Months Ended June 30, 1997 and the
                     Five Years Ended September 30, 1996

                            (Dollars in millions)



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
                                          Twelve Months
                                          Ended June 30,                        Years Ended September 30,
                                          --------------     -----------------------------------------------------------------------
                                               1997               1996           1995            1994         1993        1992
                                          --------------     -----------------------------------------------------------------------
Earnings available for Fixed Charges:
     Net income                               $ 77.9             $ 75.6         $ 26.4          $ 58.7       $ 53.2      $ 54.4
     Income tax expense                         48.6               47.5           16.7            36.3         30.5        25.8
     Fixed charges - see below                  62.7               59.2           57.4            57.4         56.1        52.1
                                          --------------     -----------------------------------------------------------------------
             Total                            $189.2             $182.3         $100.5          $152.4       $139.8      $132.3
                                          ==============     =======================================================================

Fixed Charges:
     Interest on long-term debt               $ 43.4             $ 42.2         $ 42.7          $ 43.2       $ 43.5      $ 41.2
     Other interest                              9.0                7.3            5.1             4.6          3.7         7.7
     Amortization of debt discount and
       deferred financing costs                  0.3                0.3            0.3             0.4          0.5         0.6
     Interest component of rentals
       charged to income                         2.2                2.2            2.1             1.9          1.6         1.1
     Dividends on preferred stock of
       majority-owned subsidiaries               7.8                7.2            7.2             7.3          6.8         1.5
                                          --------------     -----------------------------------------------------------------------
             Total                            $ 62.7             $ 59.2         $ 57.4          $ 57.4       $ 56.1      $ 52.1
                                          ==============     =======================================================================
Ratio of Earnings to Fixed Charges              3.02               3.08           1.75            2.66         2.49        2.54
                                          ==============     =======================================================================
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